UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 16, 2017

CADENCE DESIGN SYSTEMS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-15867	00-0000000
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2655 Seely Avenue, Building 5 San Jose, California		95134
(Address of Principal Executive Offices)		(Zip Code)

(408) 943-1234

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 16, 2017, Cadence Design Systems, Inc. (“Cadence”) announced that Anirudh Devgan has been appointed President of Cadence, effective November 16, 2017. Lip-Bu Tan, Cadence’s current President and Chief Executive Officer, resigned from his position as President of Cadence effective immediately prior to Mr. Devgan’s appointment. Mr. Tan will continue to serve as Chief Executive Officer and a director of Cadence.

Mr. Devgan, age 48, has held several positions at Cadence since May 2012, including his current role as Executive Vice President, Research and Development since March 2017, Senior Vice President, Research and Development from November 2013 to March 2017, and Corporate Vice President, Research and Development from May 2012 to November 2013. Prior to joining Cadence, from May 2005 to March 2012, Mr. Devgan served as Corporate Vice President and General Manager of the Custom Design Business Unit at Magma Design Automation, Inc., a chip design software company.

On November 16, 2017, Cadence and Mr. Devgan entered into a First Amendment (the “Amendment”) to the March 16, 2015 employment agreement with Mr. Devgan, which was previously filed as Exhibit 10.01 to Cadence’s quarterly report on Form 10-Q for the quarter ended March 31, 2015 (the “Original Agreement”). Pursuant to the Amendment, Mr. Devgan’s annualized base salary has been increased to $500,000 and he is eligible to earn an incentive bonus targeted at 100% of his annualized base salary in accordance with Cadence’s Senior Executive Bonus Plan.

The Amendment also amends the Original Agreement to provide that the lump-sum severance payment that may be payable to Mr. Devgan 30 days following the one-year anniversary of his “Transition Commencement Date” (as defined in the Original Agreement) be increased to (i) 100% of his annual base salary where there is no “Change in Control” (as defined in the Original Agreement), and (ii) 150% of his annual base salary in connection with a “Change in Control,” in each case subject to the other terms and conditions of the Original Agreement, as amended by the Amendment.

Except as amended by the Amendment, the Original Agreement remains in effect and Mr. Devgan’s employment at Cadence will continue to be on an “at will” basis, and he will continue to participate in the benefit programs available to executives of Cadence.

The foregoing summary does not purport to be complete and is qualified in its entirety by the Original Agreement, filed as Exhibit 10.01 to Cadence’s quarterly report on Form 10-Q for the quarter ended March 31, 2015, as amended by the Amendment, filed as Exhibit 10.01 hereto, which amendment is incorporated herein by reference.

In connection with his promotion, Mr. Devgan will be required to relocate to Cadence’s San Jose headquarters and, to assist with such relocation, Mr. Devgan will be offered a monthly allowance of $18,000 for temporary living quarters for up to ten continuous months or until the completion of his relocation, whichever is sooner, and will be reimbursed for up to $40,000 in moving expenses.

In addition, the Compensation Committee of Cadence’s Board of Directors approved an incentive stock award to Mr. Devgan, effective as of November 14, 2017 (the “Grant Date”), with a Grant Date value of approximately $2,000,000 and vesting subject to the achievement of a performance objective. If such objective is achieved, 1/6th of the shares underlying the award will vest approximately every six months over three years.

There are no arrangements or understandings between Mr. Devgan and any other person pursuant to which he was appointed as President of Cadence. Mr. Devgan does not have any family relationship with any director or other executive officer of Cadence, and there are no transactions in which Mr. Devgan has an interest requiring disclosure under Item 404(a) of Regulation of S-K.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.01	First Amendment to Employment Agreement, effective November 16, 2017, between Cadence Design Systems, Inc. and Anirudh Devgan.

99.01	Press Release issued by Cadence Design Systems, Inc. on November 16, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 16, 2017

CADENCE DESIGN SYSTEMS, INC.

By:	/s/ James J. Cowie
James J. Cowie
Senior Vice President, General Counsel and Secretary